UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Electronics For Imaging, Inc.

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Electronics For Imaging, Inc.

6750 Dumbarton Circle

Fremont, CA 94555

Telephone: (650) 357-3500

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

July 5, 2019

Dear Stockholder:

On June 11, 2019, Electronics For Imaging, Inc. (“EFI”, “we” or “us”) commenced the mailing of its definitive proxy statement, dated June 11, 2019 (which we refer to as the “proxy statement”) to stockholders of EFI relating to the special meeting of stockholders of EFI, which will be held on July 15, 2019 (which we refer to as the “special meeting”). This is a supplement to the proxy statement. This supplement to the proxy statement (which we refer to as the “supplement”) supplements and updates certain information in the proxy statement.

Your vote is very important. EFI cannot complete the merger unless the stockholders of EFI vote to approve the merger proposal. The merger and the merger proposal are described in detail in the proxy statement.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any EFI stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears in the proxy statement in the sections entitled “Questions and Answers About the Special Meeting and the Merger” beginning on page 12 and “The Special Meeting” beginning on page 24.

The EFI Stockholder Actions

As of July 5, 2019, two lawsuits have been filed by alleged EFI stockholders challenging the merger (which we refer to collectively as the “EFI Stockholder Actions”). The first complaint, a putative class action complaint, was filed by Earl Wheby, Jr. on behalf of himself and all other public stockholders of EFI, in the United States District Court for the District of Delaware and is captioned Wheby v. Electronics For Imaging, Inc., et al., 1:99-cv-01094. The second complaint, an individual action was filed by Shiva Stein in the United States District Court for the Northern District of California and is captioned Stein v. Electronics For Imaging, Inc., et al., 4:19-cv-03444. The EFI Stockholder Actions name as defendants EFI and each member of the board of directors of EFI (which we refer to as the “Board”).

The EFI Stockholder Actions purport to state claims for violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9. The plaintiffs in these actions generally allege that the preliminary and definitive proxy statement issued in connection with the proposed acquisition of EFI by affiliates of Siris Capital Group, LLC (“Siris”) omits material information with respect to the proposed transaction which renders the proxy statement false and misleading. The plaintiffs in these actions seek injunctive relief, including, among others, enjoining or rescinding the transaction and rescissory damages to the extent already implemented and an award of attorneys’ and experts’ fees. In addition, the Stein complaint seeks unspecified compensatory damages against the defendants, individually and severally, arising from the transaction. EFI believes each of these lawsuits are without merit.

On July 5, 2019, the parties to the EFI Stockholder Actions entered into a memorandum of understanding (the “EFI Stockholder MOU”) in which the plaintiffs in the EFI Stockholder Actions agreed to dismiss their individual claims with prejudice and to dismiss claims asserted on behalf of the putative class without prejudice, and the defendants agreed to make certain of the supplemental disclosures set forth herein. The EFI Stockholder MOU further provides that the parties shall attempt to resolve, for a minimum of four weeks following the filing of the supplemental disclosures, the plaintiffs’ counsel’s anticipated claim for an award of attorneys’ fees and expenses based on the purported benefit they believe was conferred on EFI stockholders by causing the supplemental disclosures to be disseminated. If the parties cannot reach an agreement, the plaintiffs’ counsel have agreed that any claim for an award of attorneys’ fees and expenses will be made in a single, joint application in the United States District Court for the District of Delaware, and the defendants have reserved the right to challenge the amount of such an award.

EFI has vigorously denied, and continues vigorously to deny, that it has committed or aided and abetted in the commission of any violation of law or duties or engaged in any of the wrongful acts that were or could have been alleged in the EFI Stockholder Actions, and expressly maintains that, to the extent applicable, it diligently complied with any applicable fiduciary and other legal duties and are entering into the proposed settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the merger that might arise from further litigation. Nothing in this supplement, the EFI Stockholder MOU, or any other settlement documentation or filings in any of the applicable courts shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The proposed settlement of the EFI Stockholder Actions will not affect the timing of the special meeting or the amount or form of merger consideration payable to the EFI stockholders in connection with the proposed merger.

Important information concerning the proposed merger is set forth in the proxy statement. The proxy statement is amended and supplemented by, and should be read in conjunction with, the information set forth in this supplement, which information shall be considered part of the proxy statement. Defined terms used in this supplement but not otherwise defined herein have the meanings ascribed to those terms in the proxy statement.

EFI urges you to read carefully and in its entirety the proxy statement that was previously sent to you and this supplement, including the Annexes to the proxy statement and the documents incorporated by reference therein.

The Board continues to recommend that EFI stockholders vote “FOR” the approval of the merger proposal, the proposal to approve the merger-related executive compensation, and the adjournment proposal, each as described in the proxy statement.

AMENDED AND SUPPLEMENTAL DISCLOSURE

Without admitting in any way that the disclosures below are material or otherwise required by law, EFI makes the following amended and supplemental disclosures:

“The Merger – Background of the Merger” of the Proxy Statement is hereby amended by deleting the seventh full paragraph under such heading on page 35 of the Proxy Statement and replacing it with the following paragraph:

On July 30, 2018, EFI announced that Mr. Gecht had informed the Board that he intended to step down from his operating role at EFI when a successor is named. Mr. Gecht emphasized that while it was not an easy decision, in looking at EFI’s trajectory for continued growth and success, Mr. Gecht stated that it was the right time, after 19 years as the Chief Executive Officer of EFI, to hand the reins to the next leader of EFI.

“The Merger – Background of the Merger” of the Proxy Statement is hereby amended by adding the following paragraph immediately after the second full paragraph under such heading on page 38 of the Proxy Statement:

In early December 2018, EFI presented at the 39th Annual Nasdaq Investor Conference, the Wells Fargo Tech Summit and the Barclays Global Technology, Media and Telecommunications Conference. At those conferences, EFI gave a presentation that included, among other things, a forecast by management of EFI’s future financial performance showing an annual long term growth rate of 8%-12%, which reflected management’s then-current view of EFI’s long term growth prospects.

“The Merger – Background of the Merger” of the Proxy Statement is hereby amended by deleting the seventh paragraph under such heading on page 53 of the Proxy Statement and replacing it with the following paragraph:

On May 27, 2019, representatives of Party G’s financial advisor informed representatives of Morgan Stanley that following discussions between Party G and Party D, Party G would not be further participating in the “go-shop” process. Shortly thereafter on May 27, 2019, representatives of Party G delivered to representatives of Morgan Stanley a letter addressed to Mr. Muir confirming that Party G would not be further participating in the “go-shop” process because, according to Party G’s letter, Party G was not able to develop a strategic plan regarding EFI’s Fiery business and the Productivity Software business by the expiration of the “go-shop” period.

“The Merger – Certain Company Forecasts” of the Proxy Statement is hereby amended by deleting the second paragraph under such heading on page 56 of the Proxy Statement and replacing it with the following paragraph:

In connection with discussions between EFI and Siris regarding a potential acquisition of EFI by affiliates of Siris, management prepared non-public financial projections and operating data for EFI as a stand-alone company, without giving effect to the merger, that included (i) an unaudited forecast, which we refer to as the “base-case management projections”, (ii) an additional unaudited forecast, which we refer to as the “upside-case management projections”, and (iii) a further additional unaudited forecast, which we refer to as the “downside-case management projections.” The base-case management projections, upside-case management projections and the downside-case management projections, which collectively we refer to as the “management projections”, were initially prepared by management as of February 19, 2019 and, in the case of the base-case management projections and upside-case management projections as a result of a calculation error in the base-case management projections and upside-case management projections initially prepared on February 19, 2019, were thereafter updated as of March 1, 2019. The management projections were based solely upon information available to management at the time of their preparation, including, without limitation, (a) the results of operations for the fourth quarter 2018 pre-announced by EFI on January 15, 2019, as described above, (b) the results of operations of the fourth quarter 2018 and full year 2018 of EFI as reported by EFI on January 30, 2019, as described above and (c) the potential growth prospects of EFI as discussed by Messrs. Muir and Olin at the special meeting of the Board held on February 27, 2019. See “The Merger — Background of the Merger” beginning on page 31. In addition, given the uncertainty of forecasting potential strategic acquisitions by EFI, the management projections did not assume that EFI would consummate any strategic acquisitions of any companies or businesses during the period of the management projections. Management did not update the management projections to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the management projections, such as EFI’s actual 2019 year-to-date financial performance, changes to general industry or economic conditions, geopolitical matters, the effects that the strategic review process may have had on EFI’s business, or the restrictions on the conduct of EFI’s business imposed by the terms of the merger agreement.

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the second paragraph under the heading “Summary of Financial Analysis” on page 63 of the Proxy Statement and replacing it with the following paragraph:

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by EFI management and referred to below as the Base Case, Upside Case, and Downside Case Projections. The financial projections are more fully described below under the caption “The Merger—Certain Company Forecasts.” In accordance with direction from EFI’s Board, Morgan Stanley used the base case, upside case, and downside case projections in its valuation analysis. In the assessment of EFI management, the base case projections reflected the most likely standalone financial forecast of EFI’s business. Morgan Stanley also used and relied upon certain financial projections based on Wall Street research reports and referred to below as the Street Case. Except as otherwise noted, Morgan Stanley utilized in its analyses described below (i) a net debt amount for EFI of $111 million and (ii) the number of outstanding shares of EFI common stock on a fully diluted basis applying the treasury stock method using shares, award units and options projected by EFI’s management to be outstanding as of June 30, 2019, which projections included (A) 43.06 million shares outstanding of common stock, (B) 0.05 million stock options at a weighted average exercise price of $16.57, (C) 1.07 million non-vested RSUs, (D) 0.98 million non-vested performance-based PSUs, (E) 0.37 million non-vested overachievement PSUs, and (F) 0.05 million shares of common stock that will vest in the event of a change of control under a contingent earnout arrangement. This calculation assumed that the common shares resulting from the conversion of the 2023 Notes are net-share settled.

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the fourth and fifth paragraphs under the heading “Public Trading Comparables Analysis” on pages 64 and 65 of the Proxy Statement and replacing them with the following paragraphs:

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to adjusted EBITDA multiples and of price to earnings multiples, which ranges were selected to reflect EFI’s growth, free cash flow and historical trading multiple rate, and applied these ranges of multiples to the estimated relevant metric for EFI for the base case, upside case, and downside case.

Based on the estimated outstanding shares of EFI common stock and EFI net debt as described above, Morgan Stanley calculated the estimated implied value per share of EFI common stock as of April 14, 2019 as follows:

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the first paragraph under the heading “Discounted Equity Value Analysis” on page 65 of the Proxy Statement and replacing it with the following paragraph:

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of EFI’s estimated earnings per share. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value as of June 30, 2019. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year EPS estimates from EFI’s financial projections for 2021 and 2022. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of price to earnings multiples (based on the range of price to earnings multiples for the comparable companies and the growth profile of EFI) to these estimates and applied a discount rate of 11.0%, which rate was selected based on EFI’s estimated cost of equity, which was arrived at by applying the capital asset pricing model.

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the second and third paragraphs under the heading “Discounted Cash Flow Analysis” on page 66 of the Proxy Statement and replacing them with the following paragraphs:

Morgan Stanley first calculated, utilizing estimates provided by EFI management, the estimated unlevered free cash flow which is defined as adjusted EBITDA less (1) stock-based compensation expense, (2) taxes, (3) capital expenditures, and (4) changes in net working capital. For a summary of the unlevered free cash flow inputs provided by EFI management, see “The Merger—Certain Company Forecasts” beginning on page 56. The base case and upside case each included estimates prepared by EFI management through 2023. The downside case included estimates provided by EFI management through 2022. EFI management reviewed and approved extrapolations for the downside case management projections for 2023. Morgan Stanley calculated the net present value of free cash flows for EFI for the years 2019 through 2023 (using one half of the 2019 projected free cash flow). Based on perpetual growth rates of 1% to 3%, selected based upon the application of its professional judgment and experience, Morgan Stanley calculated terminal values at the midpoint of year 2023. The free cash flows and terminal values were discounted to present values as of June 30, 2019 at a discount rate ranging from 8.8% to 10.2%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of EFI’s weighted average cost of capital, which reflects the weighted average (by value) of (i) the estimated cost of equity determined by the application of the capital asset pricing model and (ii) the estimated cost of debt.

Based on the estimated outstanding shares of EFI common stock and EFI net debt as described above, Morgan Stanley calculated the estimated implied value per share of EFI common stock as June 30, 2019 as follows:

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the last paragraph under the heading “Precedent Transaction Analysis” on page 67 of the Proxy Statement and replacing it with the following:

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic for EFI. With respect to the aggregate value amounts, Morgan Stanley referred to the estimate of EFI net debt as described above. The following table summarizes Morgan Stanley’s analysis:

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the first paragraph under the heading “Equity Research Analysts’ Future Price Targets” on page 68 of the Proxy Statement and replacing it with the following:

Morgan Stanley reviewed future public market trading price targets for EFI common stock prepared and published by equity research analysts prior to April 12, 2019 (the last full trading day prior to the meeting of the Board to approve and adopt the merger agreement). These one-year forward targets reflected each analyst’s estimate of the future public market trading price of EFI common stock. The range of undiscounted analyst price targets for EFI common stock was $20.00 to $35.00 per share as of April 12, 2019. The mean undiscounted analyst price targets for EFI common stock was $26.86 per share and the median undiscounted analyst price targets for EFI common stock was $26.00 per share. The range of analyst price targets per share for common stock discounted for one year at a rate of 11.0%, which rate was selected based on EFI’s estimated cost of equity, upon the application of Morgan Stanley’s professional judgment, was $18.01 to $31.52 per share as of April 12, 2019. Morgan Stanley determined EFI’s estimated cost of equity in the manner described above under the heading “Discounted Equity Value Analysis.”

“The Merger – Opinion of Financial Advisors – Opinion of Morgan Stanley” of the Proxy Statement is hereby amended by deleting the last paragraph under the heading “General” on page 70 of the Proxy Statement and replacing it with the following:

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for Siris and its affiliates and portfolio companies (which we refer to collectively as the “Siris Capital equity entities”) and have received approximately $29 million in fees for such services from the Siris Capital equity entities. Morgan Stanley and its affiliates have also provided one of the Siris Capital equity entities a commitment to fund a revolving credit facility (which at this time is undrawn). Such credit facility will not be used by Siris or its affiliates to finance the payment of any of the merger consideration in connection with the closing of the merger. Morgan Stanley receives an annual fee for providing such commitment (with such fees received in the two years prior to the date of the Morgan Stanley opinion included in the $29 million amount referenced in the first sentence of this paragraph). In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financing assignments for EFI, and have received approximately $1 million in fees for such services from EFI during such time. Morgan Stanley may seek to provide financial advisory or financing services to EFI, Parent, or Siris and each of their respective affiliates in the future and would expect to receive fees for the rendering of these services.

“The Merger – Opinion of Financial Advisors – Opinion of Greenhill” of the Proxy Statement is hereby amended by deleting the second paragraph under the heading “Selected Comparable Company Analysis” on page 73 of the Proxy Statement and replacing it with the following:

For each of the selected companies, Greenhill compared financial information and reviewed, among other information, the ratio of enterprise value (which we refer to in this section of this proxy statement as “EV”) which Greenhill calculated as fully diluted equity value derived by multiplying the number of fully diluted outstanding shares of that company (calculated using the treasury stock method) as reported in such company’s most recent public filings by the company’s common stock closing share price on April 12, 2019, plus the book value of debt, plus minority interest, plus preferred equity securities, less cash and cash equivalents, less investments in unconsolidated affiliates (in each case, as reported in such company’s most recent public filings), as a multiple of estimated earnings from operations before interest expense, income taxes and depreciation and amortization (which we refer to in this section of this proxy statement as “EBITDA”) for 2019. For each of the selected companies, Greenhill also reviewed the ratio of the current stock price as of April 12, 2019 divided by the estimated diluted earnings per share (which we refer to in this section of this proxy statement as “EPS”) for 2019. The multiples for each company used in the selected company comparisons resulting from these analyses are summarized below:

Company	Market ($mm)	CapEV/2019E EBITDA	Share Price/ 2019E Earnings (1)
Agfa-Gevaert N.V.	751	10.9x	11.6x
Brother Industries, Ltd.	5,021	5.5x	10.7x
Canon Inc.	31,005	6.2x	14.7x
HP Inc.	31,779	6.9x	9.3x
Konica Minolta, Inc.	4,965	5.8x	13.3x
Ricoh Company, Ltd.	7,309	8.4x	12.2x
Sato Holdings Corporation	778	5.8x	17.5x
Xerox Corporation	8,114	7.3x	9.1x
Zebra Technologies Corporation	13,005	15.3x	18.7x
	Median	6.9x	12.2x
	Average	8.0x	13.0x

Note: Multiples presented for median and average exclude EFI.

(1)	For the ratio of stock price to estimated 2019 earnings, Greenhill used current share price as of April 12, 2019 divided by EPS estimated for 2019 on a fully diluted basis.

“The Merger – Opinion of Financial Advisors – Opinion of Greenhill” of the Proxy Statement is hereby amended by deleting the first paragraph under the heading “Discounted Cash Flow” on page 74 of the Proxy Statement and replacing it with the following:

Greenhill performed a discounted cash flow analysis of EFI to determine indications of implied per share values for EFI common stock using the management projections provided by EFI. Market data utilized by Greenhill was as of April 12, 2019. The number of fully diluted shares of EFI common stock was calculated (using the treasury stock method) as an estimate of shares, award units and options projected by EFI’s management to be outstanding as of June 30, 2019, which projections included (i) 43.06 million shares outstanding of common stock, (ii) 0.05 million stock options at a weighted average exercise price of $16.57, (iii) 1.07 million non-vested RSUs, (iv) 0.98 million non-vested performance-based PSUs, (v) 0.37 million non-vested overachievement PSUs, and (vi) 0.05 million shares of common stock that will vest in the event of a change of control under a contingent earnout arrangement. This calculation assumed that the common shares resulting from the conversion of the 2023 Notes are net-share settled. Net debt as of June 30, 2019 was estimated as $111 million, as projected by EFI’s management.

“The Merger – Opinion of Financial Advisors – Opinion of Greenhill” of the Proxy Statement is hereby amended by deleting the table under the heading “Selected Precedent Transactions Analysis” on page 75 of the Proxy Statement and replacing it with the following:

The following table identifies the selected transactions reviewed by Greenhill in this analysis and the EVs, EV/LTM revenue multiples and EV/LTM EBITDA multiples calculated for such transactions:

Date Announced	Acquiror	Target	EV ($mm)		EV/LTM Revenue	EV/LTM EBITDA
September 2016	HP Inc.	Samsung Electronics Co., Ltd. – Printing Solutions Business	1,005		—	—
July 2016	Honeywell International Inc.	Intelligrated, Inc.	1,488		1.65x	12.0x
June 2016	Kion Group AG	Dematic Corp.	3,250		1.81x	—
April 2016	Apex Technology Co., Ltd.	Lexmark International, Inc.	3,903		1.09x	7.5x
March 2015	Brother Industries, Ltd.	Domino Printing Sciences plc	1,511		2.89x	15.4x
December 2014	Honeywell International Inc.	Datamax-O’Neil Corporation	185		—	—
April 2014	Zebra Technologies Corp	Motorola Solutions Inc. – Enterprise Business	3,450		1.40x	10.9x
December 2012	Honeywell International Inc.	Intermec Inc.	600		0.74x	13.0x
November 2009	Canon Inc.	Océ N.V.	1,787		0.45x	7.0x
August 2008	Ricoh Company, Ltd.	IKON Office Solutions, Inc.	1,711		0.50x	8.2x
			Averages	(1)	1.27x	10.3x

Note: Foreign currencies converted to USD based on date of announcement exchange rates.

(1)	The averages do not include the EV/LTM Revenue or EV/LTM EBITDA multiples for the transaction between Honeywell International Inc. and Intelligrated, Inc.

“The Merger – Opinion of Financial Advisors – Opinion of Greenhill” of the Proxy Statement is hereby amended by deleting the section titled “Other Information” starting on page 75 of the Proxy Statement and replacing it with the following:

Other Information

Greenhill observed certain additional information that was not considered part of its financial analysis for its opinion but was noted solely for informational purposes, including the following:

•

Greenhill performed a present value (as of April 12, 2019) of future share price analysis, which is designed to provide insight, on a theoretical basis, into the potential future value of EFI’s common stock as a function of its projected non-GAAP EPS from fiscal year 2019 through 2023 (per management estimates) and current 1-year forward price to earnings multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for EFI’s stock price. Greenhill multiplied forecasted non-GAAP EPS for the fiscal year 2019 through 2023 by a range of 1-year forward price to earnings multiples from 11.0x to 16.0x to derive a range of future values per share of EFI common stock. The 1-year forward price to earnings multiple range Greenhill applied was informed by the share price/2019E earnings multiples for the companies Greenhill reviewed as part of its Selected Comparable Company Analysis as discussed above. Greenhill then discounted this range using a discount rate of 11.0% based on an estimate of EFI’s cost of equity. The analysis, applied to management projections, resulted in a range of implied present values per share of EFI common stock of $20.86 to $34.03.

•

Greenhill performed an analysis of the premiums paid in transactions announced in the last five years in which the acquired company was a U.S. public company with a market capitalization between $1 billion to $2 billion and involved all-cash consideration. Using publicly available information at the time of the announcement of the relevant transaction, including information published by FactSet Research Systems Inc., Greenhill analyzed the premium in each such transaction over the closing prices one trading day, five trading days and thirty trading days, in each case, before the announcement of the applicable transaction. Based on this analysis, Greenhill applied a range of percentages to the closing share price of EFI common stock on April 12, 2019 in cash in order to derive an implied per share value range for EFI’s common stock. This methodology resulted in an implied per share value range of approximately $36.02 to $38.37 for EFI common stock.

•

Using market data as of April 12, 2019, Greenhill reviewed the historical trading range for EFI’s common stock for the 52 weeks up to (and including) April 12, 2019. Using information published by FactSet Research Systems Inc., the range between the intraday low and intraday high for EFI common stock over the 52-week period was $19.76 to $35.62 per share.

•

Using various equity research reports provided by management as of April 7, 2019, Greenhill reviewed and analyzed the most recent price targets for EFI common stock published by eight equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of EFI’s common stock and are not discounted to present value. This review presented a range of $20.00 to $35.00 per share of EFI common stock, with a mean estimate of $27.00.

“The Merger – Interests of Certain Persons in the Merger” of the Proxy Statement is hereby amended by adding the following paragraph after the sub-section entitled “Indemnification and Insurance” on page 82 of the Proxy Statement:

Arrangements with Siris

As of the expiration of the “go-shop” period, none of our executive officers nor Mr. Gecht has entered into any agreement with Siris or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving company or one or more of its affiliates. Prior to or following the closing of the merger (but after the expiration of the “go-shop” period), however, certain of our executive officers may have discussions, and following the closing of the merger, may enter into agreements with Siris or the surviving company, its subsidiaries or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving company or one or more of its affiliates.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used herein, words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” and variations of such words and similar expressions as they relate to EFI, its management or the proposed transaction are often used to identify such statements as “forward-looking statements.” Such statements reflect the current views of the Company and its management with respect to future events, including the proposed transaction, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the results expressed in, or implied by, these forward looking statements. These risks and uncertainties include, but are not limited to, the following: (i) EFI may be unable to obtain shareholder approval as required for the proposed transaction; (ii) other conditions to the closing of the proposed transaction may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (iii) the proposed transaction may involve unexpected costs, liabilities or delays; (iv) the business of EFI may suffer as a result of uncertainty surrounding the proposed transaction; (v) shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (vi) EFI may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement with affiliates of Siris; (viii) EFI’s ability to recognize the anticipated benefits of the proposed transaction; (ix) the risk that the proposed transaction disrupts EFI’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (x) the risk of potential difficulties with EFI’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; and (xi) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of EFI and the proposed transaction are set forth in filings that EFI makes with the SEC from time to time, including those listed under “Risk Factors” in EFI’s Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on February 27, 2019, as updated or supplemented by subsequent reports that EFI has filed or files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. EFI assumes no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

IMPORTANT INFORMATION FOR INVESTORS AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed acquisition of EFI by affiliates of Siris. In connection with the proposed transaction, EFI has filed relevant materials with the SEC, including the proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from EFI’s shareholders for the proposed transaction. The definitive proxy statement contains important information about the proposed transaction and related matters. BEFORE MAKING A VOTING DECISION, SHAREHOLDERS OF EFI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EFI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Shareholders may obtain free copies of the proxy statement and other documents (when available) that EFI files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by EFI will also be available free of charge on EFI’s investor relations website at www.efi.com or by contacting EFI’s Investor Relations Department at investor.relations@efi.com.

PARTICIPANTS IN THE SOLICITATION

EFI and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from EFI’s shareholders in connection with the proposed transaction. Information regarding the ownership of EFI securities by EFI’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about EFI’s directors and executive officers is also available in EFI’s proxy statement for its 2019 annual meeting of shareholders filed with the SEC on April 26, 2019 (as supplemented on June 4, 2019) and is supplemented by other filings made, and to be made, with the SEC by EFI. Additional information regarding persons who may be deemed participants in the solicitation of proxies from EFI’s shareholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the definitive proxy statement described above. These documents are or will be available free of charge as described above.